Exhibit 10.10

FORM OF AMENDED AND RESTATED

INFORMATION TECHNOLOGY SERVICES AGREEMENT

THIS AMENDED AND RESTATED INFORMATION TECHNOLOGY SERVICES AGREEMENT (this “Agreement”), is made and entered into as of                     , 2005, (the “Amendment Date”) by and between SPANSION INC., a Delaware corporation (“Spansion”), on behalf of itself and its Affiliates, and ADVANCED MICRO DEVICES, INC., a Delaware corporation (“AMD”), on behalf of itself and its Affiliates. Spansion and AMD are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, in connection with the creation of Spansion LLC, Spansion Inc.’s predecessor, the Parties executed an Information Technology Agreement dated as of June 30, 2003 (the “Effective Date”); and

WHEREAS, the Parties hereby desire to amend and restate that Information Technology Agreement.

NOW, THEREFORE, in consideration of the mutual representations, covenants and other terms and conditions contained herein, the Parties hereby amended and restate that Information Technology Services Agreement and agree as follows:

1.	DEFINITIONS

1.1 Definitions. The defined terms used in this Agreement shall have the meanings set forth in Exhibit 1 or as defined in the text below.

1.2 Interpretation.

(a) Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.”

(b) Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections, Schedules and Exhibits herein are to Sections, Schedules and Exhibits of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) References to Persons, Agreements and Statutes. Unless otherwise expressly provided herein, (i) references to a person or Entity include its successors and permitted assigns, (ii) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (iii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation. In addition, any references to “either Party” and/or the “other Party,” etc. shall be deemed to refer to AMD and Spansion, respectively, as the context indicates.

2.	TERM

2.1 Term. The initial term of this Agreement shall commence on the Effective Date and continue until 23:59 (Pacific Daylight Time) on June 30, 2007, or such earlier date upon which this Agreement may be terminated in accordance with its terms (the “Initial Term”).

2.2 Extension. The Parties may extend the Initial Term of this Agreement by mutual written agreement; each such agreed upon extension period shall be referred to as an “Extension Period.”

3.	MANAGEMENT, COMMUNICATION, INFORMATION AND ESCALATION RIGHTS

3.1 In General. Spansion shall have day-to-day management control over its receipt of the Services and its implementation of Systems. Subject to the terms of this Agreement, this will include decisions regarding (a) its information technology budget, (b) the level of Services it requires, (c) the Systems it chooses to implement, and (d) the performance of its service providers, including its response to failures by AMD to provide Services in accordance with the Service Levels and any material breach by AMD of its obligations under this Agreement. To administer its receipt and use of these Services and Systems, Spansion will employ a Spansion Services Manager as described below, and will consult with the AMD Services Advisor and Fujitsu Services Advisor in Spansion’s reasonable judgment.

3.2 Spansion Services Manager. Spansion shall employ an individual reasonably knowledgeable about the provision of information technology services similar to those provided by AMD under this Agreement (the “Spansion Services Manager”). The Spansion Services Manager shall (a) have overall responsibility for managing and coordinating the performance of Spansion’s obligations under this Agreement and for monitoring the performance of obligations by AMD under this Agreement, (b) be authorized to act for and on behalf of Spansion with respect to all matters relating to this Agreement, and (c) shall be the primary contact with the AMD Services Advisor and Fujitsu Services Advisor. The Spansion Services Manager will report to and be supervised by a member of the senior management of Spansion.

3.3 AMD Services Advisor. AMD shall appoint at AMD’s expense an individual (the “AMD Services Advisor”) who will serve as the primary AMD representative under this Agreement. The AMD Services Advisor shall (a) have overall responsibility for managing and coordinating the performance of AMD’s obligations under this Agreement and (b) be authorized to act for and on behalf of AMD with respect to all matters relating to this Agreement, and (c) shall be the primary contact with the Spansion Services Manager and Fujitsu Services Advisor.

3.4 Fujitsu Services Advisor. Fujitsu shall appoint at Fujitsu’s expense an individual (the “Fujitsu Services Advisor”) who will serve as the primary Fujitsu representative to Spansion regarding Spansion’s receipt of the Services. The Fujitsu Services Advisor will serve in an advisory capacity to Spansion only and will not have independent veto rights or other day-to-day decision-making authority over Spansion’s receipt, use and oversight of the Services. The Fujitsu Services Advisor will act in the best interests of Spansion, not Fujitsu. Spansion shall make available to the Fujitsu Services Advisor office space and facilities upon the Fujitsu Services Advisor’s reasonable request as and when reasonably required by the Fujitsu Services Advisor to enable the Fujitsu Services Advisor to perform his or her responsibilities hereunder. In the event that Fujitsu’s Aggregate Ownership Interest falls below ten percent (10%) and Fujitsu no longer provides services to Spansion that are similar to the Services, either Spansion or Fujitsu may, but shall not be required to, by written notice to the other and AMD, terminate the role of the Fujitsu Services Advisor, and, upon such termination, the Fujitsu Services Advisor shall have no further rights or obligations hereunder.

3.5 Information Exchange and Information Rights. Spansion shall keep AMD informed about those aspects of Spansion’s business that could reasonably be expected to have an effect on the demand for, or provision of, the Services. AMD will provide to the Fujitsu Services Advisor copies of all reports and other written information relating specifically to the Services that AMD provides Spansion herein, at the same time AMD provides such reports and information to Spansion, including a copy of the monthly service reports provided Spansion under Section 4.8. At any time, upon the Fujitsu Services Advisor’s reasonable request, the Spansion Services Manager shall provide the Fujitsu Services Advisor additional information regarding the performance of the Services and the associated Fees. AMD and Spansion, through the AMD Services Advisor and the Spansion Services Manager, will give notice, and otherwise keep the Fujitsu Services Advisor informed, of all proposals and discussions between the Spansion Services Manager and the AMD Services Advisor, or their respective supervisors, relating to material aspects of this Agreement and the provision of the Services herein, including all Changes proposed under the Change Control Procedures set forth in Section 3.9, any Special Projects proposed pursuant to Section 5, all audits conducted by Spansion, and all budget meetings relating to the Services or Systems. Such notice shall be given by the Parties promptly upon initiation of such discussions. In addition, AMD and Spansion will, upon the Fujitsu Service Advisor’s request and subject to applicable confidentiality restrictions, grant access to the Fujitsu Service Advisor to any meeting, whether telephonic or in-person, between the Spansion Services Manager and the AMD Services Advisor regarding performance of the Services, the Fees, and any proposed Special Projects or Changes.

3.6 Services Advisor Escalation Rights. If at any time, the Fujitsu Services Advisor believes in good faith that (a) the Services being provided to Spansion under this Agreement are not being provided in accordance with the applicable Service Levels, (b) AMD is in material breach under this Agreement, (c) an audit pursuant to Section 10.12 should be conducted, or (d) Spansion is not being charged fairly for the Services it is receiving under this Agreement, then the Fujitsu Services Advisor will notify the Spansion Services Manager in writing. If after a reasonable period of time the Fujitsu Services Advisor does not believe that the concern raised has been adequately addressed, the Fujitsu Services Advisor shall be entitled to notify Spansion’s Board of Directors (the “Board of Directors”) of the Fujitsu Service Advisor’s concerns. Any such notice shall be in writing and shall be provided to all Board members simultaneously, with a copy also provided simultaneously to Spansion’s chief financial officer and the AMD Services

Advisor. The Board of Directors shall consider the Fujitsu Service Advisor’s concerns in good faith and may take any action it deems reasonable in the circumstances.

3.7 Contract Amendments.

(a) Spansion and AMD may only amend this Agreement upon the approval of the Board of Directors. The Board of Directors may delegate its decision-making authority to Spansion management as it deems appropriate; provided, however, that any Special Project, or Systems or Services purchase of greater than Five Hundred Thousand Dollars ($500,000) payable in any Contract Year will require specific approval from the Board of Directors.

(b) For so long as Fujitsu maintains at least a ten percent (10%) Aggregate Ownership Interest, AMD and Spansion may not amend this Agreement without the prior written consent of Fujitsu (such consent not to be unreasonably conditioned, delayed or withheld) to the extent an amendment: (i) reduces the rights of the Fujitsu Services Advisor; (ii) reduces Fujitsu’s right to consent to amendments set forth in this Section; (iii) establishes a basis for charging Spansion for the Services which is different than AMD’s reasonable, good faith estimates of actual costs plus five percent (5%), as set forth in Section 10.7, or materially alters the cost allocation methodologies described in Section 10.7; (iv) eliminates or reduces AMD’s obligation to treat Spansion on par with other AMD divisions and Affiliates (taking into account that this Agreement provides for a cost plus allocation budgeting structure that may not apply to other AMD divisions or Affiliates); or (v) materially affects Spansion’s rights under this Agreement (e.g., eliminates the requirement that all Changes require Spansion’s consent). Notwithstanding any of the foregoing, changes to Fees or Services resulting from the Change Order Procedures, the Annual Budget Process or the Fee reconciliation process described in Section 10.9 do not constitute amendments of the Agreement for purposes of this Section 3.7.

3.8 Approvals. Spansion shall reasonably cooperate with AMD by making available, as requested by AMD, management decisions, information, approvals or disapprovals, and acceptances or rejections in a reasonably timely manner so that AMD may fulfill its obligations under this Agreement.

3.9 Change Control Procedures. The Parties shall use the following procedures (the “Change Control Procedures”) to implement Changes.

(a) General.

(i) Changes. Changes shall be implemented only by mutual agreement of the Parties through these Change Control Procedures, except as may be necessary on an emergency, temporary basis to maintain the continuity of the Services. The Parties acknowledge and agree that the implementation of a Change does not necessarily require an increase in the Fees or other fees payable by Spansion or a reduction in the scope of Services or in Service Levels provided hereunder, and that any change in the Fees or other amounts payable by Spansion as a result of a Change will be an adjustment in accordance with the provisions of Section 10. All decisions regarding Changes are subject to the approval by the Board of Directors, which may delegate its decision-making authority to Spansion management as it deems appropriate. The Parties acknowledge and agree that not all modifications to the Services or Systems may constitute Changes; as part of the routine operation of Spansion and AMD, modifications that are not material or significant, as determined by AMD in its reasonable judgment, may be conducted without recourse to the Change Control Procedures; provided that the Spansion Services Manager is notified — on a regular basis consistent with AMD’s internal processes — of the modifications being implemented on Spansion’s behalf or that affect Spansion Systems, with a copy of such report provided to the Fujitsu Services Advisor.

(ii) Schedule. Unless otherwise agreed by Spansion, with respect to all Changes, AMD shall (a) schedule Changes so as not to unreasonably interrupt Spansion’s business operations, other than those Changes made on a emergency basis to maintain the continuity of the Services, (b) prepare and deliver to Spansion each month a rolling schedule for ongoing and planned agreed upon Changes for the next thirty (30) day period, and (c) monitor the status of Changes against the applicable schedule. AMD shall implement and maintain a continuously updated, electronic log of such emergency Changes that will be accessible to the Spansion Services Manager and the Fujitsu Services Advisor at all times.

(iii) Meetings. The AMD Services Advisor and the Spansion Services Manager shall meet on a mutually agreed schedule (no less frequently than each quarter) for the purpose of reviewing Change requests submitted by either Party in accordance with these Change Control Procedures. The Spansion Services Manager will provide the Fujitsu Services Advisor written notice of this meeting and the Fujitsu Services Advisor may attend.

(b) Requests for Changes. Requests for Changes shall be submitted for review in accordance with the Change Control Procedures, and shall include a reasonably detailed description of the requested Change together with the basis for such Change. All requests for Changes by Spansion shall be communicated to AMD through the Spansion Services Manager, his or her supervisor, or his or her authorized designee.

(i) Changes Initiated by Spansion. Within ten (10) business days after AMD receives a request from Spansion for a Change, either AMD or a joint project team working on the Service to be impacted, as appropriate, shall prepare and provide to Spansion an initial written proposal for the Change (a “Change Proposal”), which proposal will include AMD’s initial proposals regarding (A) the Services and the applicable schedule for performing the Services, including but not limited to Spansion’s related obligations, to effect the Change, (B) the applicable Service Levels resulting from the Change, (C) the resources required to perform Services effecting the Change and resulting from the Change, (D) the Fees for Services, and (E) any additional Systems or areas that are reasonably likely to be impacted by the proposed Change. The Change Proposal shall also contain a description of any other anticipated costs that Spansion will incur as a result of the Change that it would otherwise not have incurred. AMD will also indicate the areas of the Change Proposal where additional analysis may be required to complete the Change Proposal. On a schedule to be agreed upon by the Parties in the circumstances, but presumed not to exceed thirty (30) days after receipt of Spansion’s request, AMD will deliver to Spansion a completed Change Proposal. Within ten (10) business days after receiving such Change Proposal, Spansion shall either approve the Change Proposal, notify AMD that Spansion desires to discuss the Change Proposal further, or withdraw the request for such Change. Spansion’s failure to approve the Change Proposal or notify AMD that Spansion desires to discuss the Change Proposal further within this ten (10) business day period shall be deemed a rejection of the Change Proposal, and the Change shall not be implemented.

(ii) Changes Initiated by AMD. Concurrent with the submission of a request for a Change by AMD, either AMD or a joint project team working on the impacted Service, as appropriate, shall provide to Spansion a Change Proposal containing the information specified in subparagraph (i) above. Within ten (10) business days after receiving such proposal, Spansion shall either approve the Change Proposal, notify AMD that Spansion desires to discuss the Change Proposal further, or reject the requested Change. Spansion’s failure to approve the Change Proposal or notify AMD that Spansion desires to discuss the Change Proposal further within this ten (10) business day period shall be deemed a rejection of such request, and the Change shall not be implemented. If Spansion rejects the request or does not respond to the request, then the AMD Services Advisor may notify all members of the Board of Directors by simultaneous notice, with a copy to the Spansion chief financial officer (or other officer who supervises the Spansion Services Manager, if applicable) and to the Fujitsu Services Advisor, of the rejection of the Change Proposal and may request that the Board of Directors determine whether the Change should be made by or for Spansion.

(c) Further Discussion of Changes. If within ten (10) business days after receipt of a Change Proposal, Spansion notifies AMD that Spansion desires to discuss the proposed Change further, the Spansion Services Manager and AMD Services Advisor will promptly consider the Change Proposal in person or by telephone and will attempt in good faith to develop a mutually acceptable Change Proposal. The Spansion Services Manager will notify the Fujitsu Services Advisor of the proposed meeting and the Fujitsu Services Advisor may attend any such meeting.

(d) Outside Bids. Notwithstanding any discussions regarding Change Proposals, Spansion shall have the right to request, evaluate and accept proposals from third parties regarding Changes; provided that such Changes are only for Location Based Services and not for Enterprise Services and such Changes do not relate to AMD-proprietary Software or Systems, do not affect the AMD Infrastructure, the provision of Services, and would not result in the breach of an obligation that AMD may have with a third party. Spansion will notify AMD when Spansion is considering seeking proposals from third parties regarding Changes and provide AMD the first opportunity to perform the Change. In the event AMD rejects such Change Proposal, and the Parties, after reasonable negotiations, fail to come to an agreement in connection therewith, Spansion shall have the right to escalate the issue to the Board of Directors.

(e) Implementation of Changes. All Changes are subject to the written approval of the Parties. Only following receipt of each Party’s written approval may AMD begin to implement the approved Change. Costs and fees for performance of additional work to implement the Change, if any, will be invoiced and paid in accordance with the schedule set forth in the agreed-upon Change Proposal; however, any Fee adjustments resulting from the Change will be implemented as part of the quarterly budget reconciliation process set forth in Section 10.9.

(f) Emergency Changes. If a Service Level failure, reasonable safety concern, Governmental Authority or change in Applicable Law, requires an immediate Change to a System or Service, then AMD may implement such Change immediately upon notice to Spansion, with a copy to the Fujitsu Services Advisor. Any change in Fees, any System purchases for which AMD seeks reimbursement from Spansion, or any long-term, material degradation in Service Levels resulting from such Change, unless such degradation is unavoidably required in the circumstances (in which event AMD shall use all reasonable efforts to mitigate the impact of such degradation), shall be subject to the Change Control Procedures.

4.	SERVICES

4.1 Services; Parity. AMD, either itself or through its Affiliates or subcontractors (subject to Section 4.6), shall provide the Systems and perform the services, functions, and responsibilities for Spansion identified in Exhibit 4.1 (the “Services”). Exhibit 4.1 may be updated by the Parties from time to time upon mutual agreement pursuant to the Change Control Procedures or the annual review of the Spansion IT budget and the Services described in Section 10.8 (the “Annual Budget Process”). The Services will include those services and Systems that AMD will also provide Spansion that AMD also provides on an enterprise-wide basis for AMD facilities generally (“Enterprise Services”) as well as Spansion Service Location-specific services and Systems that may be unique to any such Service Location (“Location Based Services”). AMD will provide Spansion the Services under terms (including those related to charges, cost allocation, service levels and technology) that are at least as favorable as those it provides any other AMD business unit, division or AMD Affiliate receiving similar services from AMD (or an AMD subcontractor), subject to any deviations agreed to by the Parties to address Spansion’s specific requirements as communicated to AMD and taking into account that this Agreement provides for a cost plus allocation budgeting structure that may not apply to other AMD divisions or Affiliates. The Services (including any new Services or Systems added pursuant to mutual agreement by the Parties) will evolve and be supplemented, modified, enhanced or replaced, reduced or eliminated over time as agreed upon by the Parties pursuant to the Change Control Procedures or as part of the Annual Budget Process. Fees are subject to the quarterly budget reconciliation process described in Section 10.9.

4.2 Compliance with AMD Infrastructure. Exhibit 4.2 contains a list of any necessary telecommunications systems, software and hardware requirements, including existing and currently-planned and approved upgrades to any of the foregoing, that must be implemented in any Spansion Systems to make such systems compatible with the AMD Infrastructure as of the Effective Date (to the extent such compatibility is necessary for Spansion to receive the Services). Any implementations required under Exhibit 4.2 to the extent necessary for Spansion to receive the Services shall be provided at Spansion’s cost (including AMD’s mark-up as applicable) and such costs shall be set forth in Exhibit 10 hereto. Spansion acknowledges that for it to receive the benefits intended under this Agreement, including lower costs and conformity with AMD Systems, it must undertake such implementations. Once such implementations have been completed, any unilateral change by Spansion of its systems which results in a material failure to be compliant with the AMD Infrastructure will excuse any AMD failure to perform the affected Service, solely to the extent such failure is caused by such non-compliance, until Spansion restores its compliance, and may result in additional charges to Spansion for AMD to assist Spansion’s return to compliance. AMD agrees to notify Spansion upon AMD’s discovery of any such non-compliance and will continue to provide all Services to the extent unaffected by such non-compliance. AMD will provide Spansion advance notice of any AMD Infrastructure changes, including technology upgrades, that may require Spansion to make changes to its own technical architecture.

4.3 Governmental Approvals. AMD shall obtain and maintain all Governmental Approvals required for AMD to deliver the Services under this Agreement. Spansion shall obtain and maintain all Governmental Approvals required for Spansion to use the Services under this Agreement. Upon request by either Party, the other Party shall provide to the requesting Party reasonable cooperation and assistance in obtaining Governmental Approvals hereunder.

4.4 Changes in Law. If either Party becomes aware of any changes in Law that relate to AMD’s delivery of the Services or Spansion’s use of the Services, then such Party will notify the other Party of such changes in Law. With respect to any changes related to AMD’s delivery of Services, AMD and Spansion shall work together pursuant to the Change Control Procedures to identify the impact of such changes on AMD’s delivery of the Services, and any changes in the fees charged to Spansion, as a result and shall work together to implement any necessary modifications to the Services prior to the deadline imposed by the Governmental Authority having jurisdiction for such requirement or change. AMD will use reasonable efforts to minimize the incremental cost to Spansion of compliance with such Laws.

4.5 Compliance With Laws. AMD shall comply with all Laws governing the provision of the Services and the performance of its obligations, including identifying and procuring permits, certificates, approvals and inspections required under such Laws. If a charge of non-compliance by AMD with any such Laws occurs, AMD shall promptly notify Spansion of such charge in writing and AMD shall promptly remedy such non-compliance in accordance with Law.

4.6 Subcontractors. Spansion acknowledges that AMD may outsource to a third party or third parties the performance of some or all of the Services that AMD is obligated to provide under this Agreement; provided however, that in the event such outsourcing will lead to any Change in such Services, such outsourcing shall be subject to the Change Control Procedures. Nothing in this Agreement shall be construed as requiring AMD to perform any Services outside of the United States and to the extent that Services will be performed outside the United States, AMD may engage an Affiliate, subsidiary or subcontractor to perform such Services (subject to the Change Control Procedures in accordance with the foregoing). No subcontracting shall release AMD from its responsibility for its obligations under this Agreement. AMD shall be responsible for the work and activities of each of the AMD Agents, including compliance with the terms of this Agreement. AMD shall be responsible for all payments to its subcontractors unless the Parties agree that Spansion will pay directly to an AMD Affiliate providing Services to Spansion.

4.7 Spansion Agents. AMD will coordinate and cooperate in good faith with Spansion Agents hired by Spansion from time to time to the extent reasonably required by Spansion and with Fujitsu to the extent that Fujitsu supplies similar or complementary services to

Spansion. AMD will promptly notify Spansion if Fujitsu or any Spansion Agent act or omission will cause, or has caused, a problem or delay in providing the Services. AMD will be excused from failure to meet a Service Level or otherwise perform its obligations under this Agreement only to the extent that a failure to meet such Service Level or otherwise perform its obligations was caused by the interference of a Spansion Agent or Fujitsu; provided such interference was not at the direction of AMD; and provided that AMD continues to use reasonable efforts to perform despite such interference and works with Spansion to resolve the problem and resume conformance with the Service Levels and performance of AMD’s obligations under this Agreement as soon as practicable.

4.8 AMD Monitoring and Reporting; Monitoring Tools. In accordance with the schedules set forth in Exhibit 6.1, or if not specified therein, when AMD generates the reports for itself, but no less frequently than quarterly, AMD shall measure and report to Spansion, with a copy to the Fujitsu Services Advisor, AMD’s performance of the Services against the applicable Service Levels. Such measurement and monitoring shall permit reporting at a level of detail reasonably sufficient to verify AMD’s compliance with the Service Levels; unless otherwise agreed by the Parties, AMD may determine the format and level of detail contained in any such reports (provided such detail is sufficient in accordance with the foregoing). If AMD makes available additional services monitoring reports and/or tools to other AMD business units or AMD Affiliates to monitor and/or report on services similar to the Services, AMD agrees to make such tools and reports available to Spansion. Spansion acknowledges, unless it rejects the offer for such tools and reports, that it will pay any applicable fees or allocated portion of fees to use such additional monitoring tools or obtain such additional reports.

4.9 Spansion Benchmarking. In addition to receiving AMD’s Service Level performance report pursuant to Section 4.8, Spansion may also independently analyze AMD’s compliance with the Service Levels and provide AMD feedback regarding AMD’s performance. If as part of that benchmarking, Spansion in good faith determines that the pricing it is charged for the Services is not within a reasonable range, Spansion may notify AMD and the Parties will consider whether changes are appropriate to the Services to enable the Parties to enjoy better pricing. Any such benchmarking shall be subject to the confidentiality restriction set forth in Section 13. If Spansion requests AMD’s participation in the benchmarking process and such participation results in incremental work to be performed by AMD that was not otherwise included in the budget, then AMD will be entitled to charge Spansion at the Spansion T&M Rates or other mutually-agreed rates for AMD’s participation in the benchmarking process.

5.	SPECIAL PROJECTS

5.1 Special Projects. Spansion may from time to time during the Term request that AMD perform Special Projects. Upon receipt of such a request from Spansion, AMD shall provide Spansion with a written proposal for such Special Project which shall include:

(a) a description of the services, functions and responsibilities AMD anticipates performing in connection with such Special Project;

(b) any impact on Service Levels, Spansion Systems, the AMD Infrastructure or the Enterprise Services, if any, associated with such Special Project;

(c) a description of obligations of Spansion, if any, required for AMD to perform such Special Project;

(d) a schedule for commencing and completing such Special Project;

(e) AMD’s prospective Fees for such Special Project, either on a fixed fee or time and materials basis; and

(f) when appropriate, a description of any new software or equipment required in connection with such Special Project.

AMD shall not begin performing any Special Project until the Parties have agreed in writing upon the specifications, requirements, schedule and Fees for such Special Project pursuant to the Change Control Procedures. If AMD reasonably believes that a proposed Special Project would negatively affect the Services, the AMD Infrastructure, any AMD proprietary Software or AMD’s implementation of third party Software, either by reducing its performance or functionality, or increasing the cost to AMD, and Spansion still desires to continue with the Special Project despite AMD’s objections, the AMD Services Advisor may submit the matter to the Board of Directors for resolution; provided that any such notice to the Board of Directors must be in writing, must be submitted to all members of the Board of Directors simultaneously, and must also be provided to the Spansion chief financial officer (or other officer supervising the Spansion Services Manager, if applicable) and to the Fujitsu Services Advisor.

5.2 Third Party Services. Spansion shall have the right to contract with a third party to perform any Special Project, provided that the Special Project is only for Location Based Services and not for Enterprise Services and the Special Project does not relate to AMD-proprietary Software or Systems, does not affect the AMD Infrastructure, the provision of Services, and would not result in the breach of an obligation that AMD may have with a third party. Spansion will notify AMD of any proposal that Spansion wants to make to a third party to perform a Special Project instead of having AMD perform that Special Project. If the Parties do not agree upon terms by which AMD will perform a Special Project, or if AMD objects to Spansion retaining a third party to perform the Special Project because AMD reasonably believes in good faith that such Special Project, or the third party’s performance of that Special Project, will negatively affect the Enterprise Services, the AMD Infrastructure, any AMD proprietary Software or AMD’s implementation of third party Software, either by reducing its performance or functionality, or increasing the cost to AMD, or by causing AMD to breach an obligation to a third party, each Party shall have the right to escalate the issue to the Board of Directors, and the Parties shall in good faith negotiate a mutually-acceptable resolution to the matter. If Spansion does retain a third party to perform a Special Project hereunder, then AMD and Spansion will agree in writing upon any changes to the Services, Service Levels, Fees or Spansion Systems that result from Spansion retaining the third party and commissioning the Special Project.

6.	SERVICE LEVELS

6.1 Service Levels. Commencing upon the applicable date identified in Exhibit 4.1 (the “Service Level Effective Date”), AMD shall perform the Services at a minimum in conformance with the Service Levels identified on Exhibit 6.1 (the “Service Levels”).

6.2 Adjustment of Service Levels. The Parties shall review the Service Levels for the preceding twelve (12) months during the meeting described in Section 10.8, and, (a) with respect to any Service Levels that require periodic adjustment pursuant to this Agreement or are no longer appropriate because of an increase, decrease or change to the Services, shall by mutual agreement adjust the Service Levels for the subsequent Contract Year, and (b) with respect to all other Service Levels, may adjust by mutual agreement the Service Levels for the subsequent Contract Year. In addition, either Party may, at any time upon written notice to the other Party, with a copy to the Fujitsu Services Advisor, initiate negotiations to review and adjust any Service Level at any time pursuant to the Change Control Procedures. Any adjustment to the Service Levels made pursuant to this Section 6.2 shall not be considered an amendment to this Agreement for purposes of Section 3.7. If the Parties cannot reach Agreement, then the Service Levels agreed upon for the preceding Contract Year shall continue to apply.

6.3 Root-Cause Analysis. With respect to any (a) AMD failure to provide the Services in accordance with the applicable Service Levels that gives rise to a Severity Level 1 failure (as defined in Exhibit 6.4), or (b) AMD failure to provide the Services in accordance with the applicable Service Levels that gives rise to a repeated Severity Level 2 failure (as defined in Exhibit 6.4), AMD shall, as soon as reasonably practicable, (x) perform a root-cause analysis to identify the cause of such failure or incident, (y) provide Spansion with a report detailing the cause of, and procedure for correcting, such failure or incident, and (z) implement such procedure for correcting such failure or incident.

6.4 Remedies for Failure to Meet Service Levels.

(a) Spansion agrees that the remedies available to it in the event of a failure of AMD to provide the Services in accordance with the Service Levels should be addressed to correcting problems that resulted in such failure, rather than to penalizing AMD. In recognition of this, (1) a single instance of a failure to meet a Service Level shall not automatically be deemed a material breach by AMD and (2) the Parties agree to follow to procedures set forth in this Section 6.4 as well as Section 6.5 to rectify such failures.

(b) For failures to meet the Service Levels or for any other material failure of an AMD-maintained System, AMD will provide the error correction and workaround services detailed in Exhibit 6.4 in accordance with the terms and timelines set forth therein.

(c) If, despite the remediation efforts being undertaken as set forth in Exhibit 6.4, the affected Service or Spansion System continues to fail to comply with the applicable Service Level or continues to suffer from a material defect after fifteen (15) days of remediation efforts, then the Parties shall undertake the corrective action process outlined in Section 6.5 below. If no reasonable, mutually-acceptable resolution is achieved after the conclusion of these processes, then Spansion may terminate the affected Service pursuant to Section 16.1.

6.5 Dispute Escalation Process.

(a) Initial Notice; Good Faith Discussion. If the Spansion Services Manager determines that AMD has failed to perform its obligations under Section 6.4 and Exhibit 6.4, the Spansion Services Manager may initiate contact with the AMD Services Advisor to discuss the deficiency, and if necessary may submit a Change Proposal regarding a corrective action plan in accordance with the Change Control Procedures. Upon such contact, the Spansion Services Manager and AMD Services Advisor will promptly consider the corrective action plan in person or by telephone and will attempt in good faith to agree to a mutually acceptable corrective action plan. The Spansion Services Manager will invite the Fujitsu Services Advisor to attend any such meetings. If the Parties cannot agree upon a corrective action plan within a fifteen (15) day business day period, the issue will be escalated in accordance with clause (b) below.

(b) Management Escalation. If the issue is not resolved in accordance with clause (a) above, the Spansion Services Manager will notify the Spansion chief financial officer or other designated Spansion officer supervising the Spansion Services Manager of the issue. The Spansion chief financial officer or other designated supervising officer will then contact the AMD chief information officer to discuss the issue in person or by telephone and the Parties shall attempt in good faith to resolve the issue for a period of ten (10) business days. If the issue is not resolved, as agreed by the Parties, with such ten (10) business day period, the issue will be escalated in accordance with clause (c) below.

(c) Board Escalation. If the Spansion chief financial officer (or other designated Spansion officer) reasonably determines that AMD has failed to offer an acceptable remedy for the material breach, then the Spansion officer shall notify the Board of Directors (a) indicating the nature and the basis of the issue, and (b) listing the measures that Spansion proposes to take against AMD in order to remedy the material breach. The Board of Directors shall consider the measures proposed by the Spansion officer against AMD and shall provide its recommendation or approval for any measures Spansion shall take to remedy the material breach.

(d) Termination. In the event that the unremediated material breach has a material adverse impact on Spansion’s business or operations, and subject to Board of Directors approval, Spansion may terminate the affected Service in accordance with the provisions set forth in Section 16 (presuming the applicable cure period has elapsed as set forth therein) and shall have the right to contract with a third party to perform such Service.

(e) Right to Arbitrate. In the event that the Board of Directors approves Spansion’s proposed measures, and AMD believes that such measures are inappropriate, AMD shall have the right to institute dispute resolution proceedings in accordance with Section 15.

6.6 Service Level Credits. Spansion acknowledges that no Service Level credits are applicable to a failure by AMD to provide Services in accordance with Service Levels. Notwithstanding the foregoing, the Parties agree that if the cost plus arrangement in Section 10 is materially altered so that the Services are provided on commercial terms permitting AMD to achieve profit margins substantially similar to those of a commercial outsourcer providing the same scope of services to Spansion, then the Parties will adopt mutually-acceptable, commercially-standard Service Level credits. Further, the Parties agree that if AMD receives service level credits from a third party outsourcer regarding Services AMD provides Spansion under this Agreement, AMD will apportion any service level credits it receives to Spansion in a manner proportionate to Spansion’s cost allocation by AMD for the affected Service, and any such credit will offset the next payment obligation of Spansion (to the extent of the credit) which follows AMD’s accrual of such credit. AMD will promptly notify Spansion of any such credits.

7.	SERVICE LOCATIONS AND SECURITY

7.1 Service Locations.

(a) The Services shall be provided to Spansion from (i) the Spansion Service Locations and (ii) the AMD Service Locations as established on the Effective Date or subsequently changed in accordance with the terms hereof. In the event AMD desires to establish or move Services to a Spansion Service Location, such action must go through the Change Order Procedure or be approved in writing by the Spansion Services Manager.

(b) Except as provided in Section 10 and unless otherwise agreed by Spansion, any incremental expenses incurred by Spansion or AMD and any costs incurred in connection with the performance or use of the Services, in each case as a result of AMD’s relocation to, or use of, any different Service Locations at AMD’s request, shall be paid by AMD or reimbursed to Spansion by AMD. Any incremental expenses incurred by Spansion or AMD as a result of a relocation to, or use of, any different Service Locations at Spansion’s request or direction shall be paid by Spansion or reimbursed to AMD by Spansion.

7.2 Spansion Resources.

(a) Spansion Systems. At its own expense and in accordance with the Change Control Procedures, Spansion may replace and upgrade the Spansion Systems from time to time in Spansion’s business judgment; provided that in replacing and upgrading such Spansion Systems, Spansion will comply with Section 4.2 and will not otherwise adversely impact AMD’s ability to provide the Services in accordance with the Service Levels. AMD will promptly notify Spansion if any Spansion implementation of a new Spansion System, or any Spansion failure to replace or upgrade existing Spansion Systems will cause, or has caused, a problem or delay for AMD in providing the Services. AMD will be excused from failure to meet a Service Level or otherwise perform its obligations under this Agreement to the extent that failure to meet such Service Level or otherwise perform its obligations was caused by the Spansion System upgrade, or the Spansion failure to replace or upgrade Spansion Systems as notified by AMD. AMD shall work with Spansion to mitigate the effects of such degradation.

(b) Spansion Facilities.

(i) For so long as AMD requires the same for the performance of the Services, subject to Spansion’s agreement (not to be unreasonably conditioned, delayed or withheld), Spansion shall provide to AMD at no charge access to and the use of the space in the Spansion Service Locations, together with personal computers, workstations, terminals, printers, and other equipment utilized by Spansion, office furnishings, telephone equipment, janitorial services, utilities, and other reasonable resources, in connection with AMD’s performance of the Services. Use of Spansion Service Locations by AMD does not constitute a leasehold interest in favor of AMD, and AMD shall not have exclusive access or control of the space provided to AMD under this Agreement.

(ii) AMD and AMD Agents shall not commit or permit waste or damage to such facilities, nor use such facilities for any unlawful purpose or act, and shall comply with all of Spansion’s general and site-specific policies and procedures generally applicable to the applicable Spansion Service Location (as in effect from time to time and of which Spansion has provided notice to AMD), including procedures for the physical security of the Spansion Service Locations.

(iii) AMD shall permit Spansion and Spansion Agents to enter into those portions of the Spansion Service Locations occupied by AMD’s staff at any time to perform facilities-related services. Spansion shall ensure that Spansion and Spansion Agents shall not interfere with AMD’s performance of Services while exercising access rights under this Agreement, and AMD shall not be liable under this Agreement for its non-performance or its failure to meet the applicable Service Levels to the extent such non-performance or failure is caused by interference by Spansion or Spansion Agents.

7.3 Conduct of AMD Personnel. While at the Spansion Service Locations, AMD and AMD Agents shall (a) comply with the requests, standard rules and regulations of Spansion regarding safety and health, personal and professional conduct (including adhering to general safety practices or procedures) generally applicable to such Spansion Service Locations, as notified to AMD from time to time and (b) otherwise conduct themselves in a businesslike manner. If Spansion notifies AMD that a particular member of the AMD Personnel is not conducting himself or herself in accordance with this Section, AMD shall promptly (y) investigate the matter and take appropriate action which may include (i) removing the applicable personnel from the AMD Personnel and providing Spansion with prompt notice of such removal and (ii) replacing the applicable personnel with a similarly qualified individual, or (z) take other appropriate disciplinary action to prevent a recurrence. In the event of multiple violations of this Section 7.3 by a particular member of the AMD Personnel, AMD shall promptly remove the individual from the AMD Personnel.

7.4 Safety and Security Procedures.

(a) AMD agrees to comply with Spansion’s physical safety and security procedures for all Services it provides at Spansion Service Locations.

(b) AMD will promptly notify Spansion if any Spansion failure to maintain and enforce (except for enforcement with respect to AMD Personnel) physical safety and security procedures at Spansion Service Locations will cause, or has caused, a material problem or delay for AMD in providing the Services. AMD will be excused from failure to meet a Service Level or otherwise perform its obligations under this Agreement only to the extent that a failure to meet such Service Level or otherwise perform its obligations was caused by the Spansion failure to maintain and enforce (except for enforcement with respect to AMD Personnel) physical safety and security procedures at Spansion Service Locations; provided that AMD continues to use reasonable efforts to perform despite such failure and works with Spansion to resolve the failure and resume conformance with the Service Levels and performance of AMD’s obligations under this Agreement as soon as practicable.

7.5 Data Security.

(a) AMD shall establish and maintain for Spansion environmental, security, and other safeguards against the destruction, loss or alteration of Spansion Data in the possession of AMD and during the electronic transmission, storage, and shipping thereof (the “Data Safeguards”) that (i) with respect to the Spansion Service Locations shall be consistent with (A) AMD’s data security policies and procedures adopted for AMD in effect as of the Amendment Date or any updated policies and procedures as AMD may subsequently adopt, and (B) the safeguards required to meet any higher standard otherwise agreed by the Parties; and (ii) with respect to the AMD Service Locations shall be no less rigorous than (A) the data security policies and procedures in effect as of the Amendment Date at any of the AMD Service Locations or any updated policies and procedures as AMD may subsequently adopt, and (B) the safeguards required to meet any higher standard otherwise agreed upon by the Parties.

(b) AMD will monitor the activities of third parties who are party to Spansion Third Party Contracts and will enforce the provisions of such Spansion Third Party Contracts as they relate to Data Safeguards and resolve any disputes related thereto.

(c) In the event AMD or AMD Agents discover or are notified of a breach or potential breach of security relating to Spansion Data (whether by AMD or third parties), AMD shall immediately (i) notify the Spansion Services Manager of such breach or potential breach and (ii) if the applicable Spansion Data was in the possession of AMD or AMD Agents at the time of such breach or potential breach, AMD shall investigate and remediate the effects of the breach or potential breach. As a part of AMD’s remediation efforts, if AMD reasonably believes that recurrences of the breach of security could be prevented by a Change, AMD may propose the Change.

8.	CONTINUED PROVISION OF SERVICES

8.1 Disaster Recovery Plan. AMD will maintain a mutually-accepted disaster recovery plan (“DRP”) having the charactersistics (including targeted time periods) set forth in Exhibit 8.1. Without limiting AMD’s other obligations under this Agreement, including the Service Levels, in the event of an interruption in Services, AMD shall use reasonable efforts to reinstate the Services as promptly as possible.

8.2 Force Majeure. If and to the extent that a Party’s performance of any of its obligations pursuant to this Agreement is prevented, hindered or delayed by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, or any other similar cause beyond the reasonable control of such Party (but specifically excluding labor and union-related activities) (each, a “Force Majeure Event”), and such non-performance, hindrance or delay could not have been prevented by reasonable precautions, then the non-performing, hindered or delayed Party shall be excused for such non-performance, hindrance or delay, as applicable, of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues and such Party continues to use reasonable efforts to recommence performance whenever and to whatever extent possible without delay, including through the use of alternate sources, workaround plans or other means. The Party whose performance is prevented, hindered or delayed by a Force Majeure Event shall immediately notify the other Party of the occurrence of the Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event. The occurrence of a Force Majeure Event does not excuse, limit or otherwise affect AMD’s obligation to provide either normal recovery procedures or any other disaster recovery services described in Section 8.1, except to the extent AMD is prevented, hindered or delayed from such performance by a Force Majeure Event and AMD continues to use reasonable efforts to recommence performance whenever and to whatever extent possible without delay. If a Service cannot be resumed as a result of a Force Majeure Event for a period of time sufficient to materially hinder Spansion’s ability to continue to operate, but in no event less than thirty (30) days, Spansion may obtain such needed Services from a third party; provided however, that if AMD is thereafter able to resume providing such Service, Spansion will again retain AMD to provide such Service in accordance with this Agreement.

9.	ASSIGNED AND MANAGED AGREEMENTS

9.1 Assigned Agreements. If the Parties agree that AMD should be assigned any agreement with a third party service provider or supplier (an “Assigned Agreement”), the Parties will list such Assigned Agreement in Exhibit 9.1. As of the Amendment Date, there will be no Assigned Agreements for purposes of this Agreement. AMD shall assume all responsibility (including all obligations and post-assignment liability) for the Assigned Agreements. AMD may, to the extent permitted by the Assigned Agreements, renew, modify, terminate or cancel, or request or grant any consents or waivers under, any such Assigned Agreements, provided any such modification, renewal, termination or cancellation does not in any way cause a material degradation of any of the Services or materially increase the charges to Spansion under this Agreement except pursuant to the Change Control Procedures or the Annual Budget Process. AMD shall ensure that it has the right to assign the Assigned Agreements back to Spansion upon any termination or expiration of this Agreement.

9.2 Assigned Agreement Invoices. Following assignment to AMD, AMD shall (a) receive all Assigned Agreement invoices, (b) review and correct any errors in any such Assigned Agreement invoices after receipt thereof, and (c) pay such Assigned Agreement invoices including any late fees accruing for fees owed after the effective date of assignment in respect of such Assigned Agreement invoices.

9.3 Managed Agreements. Exhibit 9.3 will list any Spansion agreements with third party service providers that the Parties agree that AMD will manage on Spansion’s behalf (the “Managed Agreements”). As of the Amendment Date, there will be no Managed Agreements for purposes of this Agreement. Without limiting Spansion’s rights under the Managed Agreements, Spansion hereby appoints AMD as its representative for matters relating to the management, administration, and maintenance of the Managed Agreements to the extent necessary for AMD to perform its obligations under this Agreement. AMD shall assist Spansion in notifying all appropriate third parties of AMD’s role with respect to the Managed Agreements. AMD shall manage, administer, and maintain the Managed Agreements in accordance with this Section 9.3, and shall manage such agreements in a way that does not result in any material degradation of the Services unless otherwise agreed by the Parties. AMD shall provide Spansion with reasonable notice of any renewal, termination or cancellation dates and fees with respect to the Managed Agreements. AMD shall not renew, modify, terminate, or cancel, or request or grant any consents or waivers under, any Managed Agreements without the consent of the Spansion Services Manager. Other Spansion agreements may be managed by AMD and become Managed Agreements governed by this Section 9.3 upon the mutual agreement of the Parties. Spansion shall provide AMD with complete copies of all Managed Agreements, including any modifications to such agreements as required for AMD to manage such agreements.

9.4 Managed Agreement Invoices. Subject to Section 9.3, AMD shall (a) receive all Managed Agreement Invoices, (b) review and correct any errors in any such Managed Agreement Invoices in a timely manner after receipt thereof, (c) pay such Managed Agreement Invoices, and (d) pay any late fees in respect of such Managed Agreement Invoices; provided that, with respect to invoices to be delivered by Spansion, AMD receives such invoices in a timely manner.

9.5 Performance Under Agreements. AMD shall promptly notify Spansion of any breach of, or misuse or fraud in connection with, any Managed Agreements of which AMD becomes aware or should be aware assuming a reasonable inquiry, and shall cooperate with Spansion to prevent or stay any such breach, misuse or fraud. AMD shall monitor the activities of third parties who are party to Spansion Third Party Contracts and will enforce the provisions of such Spansion Third Party Contracts and resolve any disputes under such contracts.

9.6 Vendor Actions. If a third-party vendor’s acts or omissions under a Spansion Third Party Contract (a “Vendor Action”) prevents, hinders, or delays AMD’s performance of its obligations under this Agreement, AMD will promptly notify Spansion. AMD shall be excused from failure to meet a Service Level or otherwise perform its obligations under this Agreement only to the extent that a failure to meet such Service Level or otherwise perform its obligations was caused by a Vendor Action, provided that AMD continues to use reasonable efforts to perform despite such Vendor Action and works with Spansion to resolve the problem and resume conformance with the Service Levels and performance of AMD’s obligations under this Agreement as soon as practicable, and unless AMD materially failed to perform its management obligations with respect to such vendor related to the Vendor Action. If AMD obtains damages or other remedies from a vendor in connection with the Vendor Action, AMD will pass on the amount of such damages or remedies to Spansion.

9.7 Consents. AMD, at its own expense, shall obtain, maintain, and comply with all of the AMD Consents. AMD shall also comply with the Spansion Consents. Spansion shall obtain, maintain, and comply with all of the Spansion Consents; provided, however, that AMD shall, as part of the Services, (a) perform the administrative tasks and functions required in connection with obtaining the Spansion Consents (e.g., managing the list of third parties from which Spansion Consents are required from information provided by Spansion, preparing letters for execution by Spansion and sending letters executed by Spansion to such third parties, managing communications with such third parties, and preparing the forms of Spansion Consents for signature); and (b) after such Spansion Consents are obtained, maintain the Spansion Consents. In addition, AMD shall also bear and pay the third party costs of obtaining such Spansion Consents (e.g., the fees the third party may charge for granting the Spansion Consent). The Parties shall cooperate in the negotiations of the Spansion Consents. Except as set forth on Exhibit 9.7, there are no Spansion Consents required to permit AMD to provide the Services as of the Effective Date. Any Spansion Consents obtained by AMD pursuant to this Section 9.7 shall be prepared in a manner that permits re-assignment to Spansion of the underlying consent, permission, agreement, or license, as the case may be upon any termination or the expiration of this Agreement.

10.	PAYMENTS AND INVOICING

10.1 Fees.

(a) In consideration of AMD providing the Services, Spansion shall pay to AMD the Fees in accordance with the budget allocations and amounts listed on Exhibit 10 and in accordance with Section 10.3. The Fees are subject to change annually in accordance with the Annual Budget Process, as well as in accordance with the Change Control Procedures and the quarterly budget reconciliation process described in Section 10.9.

(b) As of the Amendment Date, the Parties acknowledge that there are no Assigned Agreements or Managed Agreements and accordingly Spansion shall not be charged any Managed Agreement Fees and the Assigned Agreement Fees. In the event that either Party identifies agreements that are proposed to become either Assigned Agreements or Managed Agreements, it shall notify the other Party in advance of each such agreement, including information regarding the nature of each agreement and any proposed Managed Agreement Fees or Assigned Agreement Fees. Any transfer or subcontracting of Assigned Agreements or Managed Agreements is subject to the Annual Budget Process. The Managed Agreement Fees and Assigned Agreement Fees actually charged to Spansion shall reflect the application of any discounts, including discounts for prompt or early payment.

10.2 Special Projects Fees. Subject to the Change Control Procedures, Spansion shall pay AMD any Special Project Fees agreed upon by the Parties in writing. As of the Effective Date, there are no approved Special Projects Fees.

10.3 Pass-Through Expenses. Exhibit 10.3 sets forth all Pass-Through Expenses payable by Spansion in conjunction with receipt and use of the Services. Any Pass-Through Expenses not identified in Exhibit 10.3 as of the Amendment Date must be approved through the Change Control Procedures, the quarterly reconciliation process or the Annual Budget Process. AMD shall pay all Pass-Through Expenses directly to the applicable suppliers and shall invoice Spansion for amounts paid to such suppliers.

10.4 Invoicing. After the beginning of each month of the Term, AMD shall invoice Spansion for (a) all Fees; (b) all Managed Agreement Fees and Assigned Agreement Fees, if any; (c) Special Project Fees, if any, payable for services performed during the previous month, including, in the case of clause (c) any Reimbursable Expenses incurred by AMD in performing such Special Project and reimbursable pursuant to Section 10.10; and (d) all Pass-Through Expenses paid during the previous month. Each monthly invoice shall separately identify any Pass-Through Expenses incurred by AMD for the period covered by such invoice.

10.5 Time of Payment. AMD’s invoices for Fees and Pass-Through Expenses shall be due and payable within forty-five (45) days after the end of the month in which the Services were provided or the expenses incurred. Any other sum due AMD pursuant to this Agreement shall be due and payable within forty-five (45) days after receipt by Spansion of an invoice from AMD. All payments will be made via wire transfer or other mutually-acceptable means.

10.6 Fee Dispute. Within thirty (30) days after Spansion’s receipt of each invoice, Spansion shall give notice to AMD of any amount shown in such invoice that Spansion disputes in good faith, which notice shall include a reasonably detailed explanation of the disputed amount and the grounds for the dispute.

10.7 Cost Allocation. AMD will calculate Fees and costs charged to Spansion using a cost allocation methodology that accurately and fairly reflects AMD’s reasonable, good faith forecasts of its actual costs associated with providing the Services and with a reasonable allocation to Spansion based on the provision of Services to Spansion and the costs therefore as a proportion of total services and costs AMD provides for itself, for Spansion and for any other division or Affiliate of AMD. AMD agrees that the target of the Fees and costs charged to Spansion will be AMD’s actual costs in performing the Services. AMD shall set the Fees each year as part of the Annual Budget Process at such reasonable, good faith projection of actual costs (and any overhead costs allocated according to the principle set forth in the first sentence of this Section) plus five percent (5%) of such costs. Spansion acknowledges, however, that due to events that occur in between the quarterly reconciliations described in Section 10.9, the Fees may not accurately reflect AMD’s actual costs. In such event and to such extent, AMD will not be deemed in breach of its obligation to charge Fees based on its reasonable, good faith estimates of actual costs, provided AMD uses diligent and good faith efforts to establish its actual costs as the basis for reconciling Fees under Section 10.9 and developing future budgets pursuant to the Annual Budget Process. The Parties agree that the cost allocation methodologies set forth in Exhibit 10.7 for each of the three major Spansion IT systems (Infrastructure, Business Systems and Manufacturing Systems) are reasonable methodologies for purposes of the foregoing. The Fees will be analyzed and updated pursuant to Section 10.9 and the Annual Budget Process.

10.8 Annual Budget Process. Each year, in accordance with Spansion’s normal budget process, AMD shall meet with Spansion and assist Spansion as requested in developing an overall information technology budget, including expenditures for Special Projects and expenses that are to be paid directly by Spansion to third parties. Each such annual meeting will also address changes to the Services, the Service Levels and the applicable Fees for the succeeding year and the Parties will agree in writing upon the Services, Service Levels and Fees for the succeeding year. In addition, each year AMD will notify Spansion of the Spansion T&M Rates for the next year. The Fujitsu Services Advisor may advise Spansion regarding all such matters in the Fujitsu Services Advisor’s reasonable judgment.

10.9 Price Protection; Quarterly Budget Reconciliation. In addition to adjustments that may be discussed pursuant to the Annual Budget Process, the Fees shall be adjusted on a prospective basis by mutual written agreement on a quarterly basis (excluding the quarter when the Annual Budget Process will take the place of the quarterly reconciliation process) if a major event has occurred during the quarter that will substantially increase or decrease the actual costs of the Services in the future versus the then-current mutually-agreed budget (e.g., AMD realizes substantial cost savings as the result of an outsourcing transaction). As part of this quarterly reconciliation process, adjustments to budgeted Fees and Pass-Through Expenses, whether resulting in an increase or decrease in Fees and Pass-Through Expenses, will be mutually agreed upon by AMD and Spansion and will apply prospectively only.

10.10 Expenses. Spansion shall pay or reimburse AMD for its Reimbursable Expenses incurred in connection with its performance of Special Projects under Section 5 as may be agreed on a project by project basis. Except as provided in the previous sentence or on Exhibit 10 or Exhibit 10.3, AMD shall not charge Spansion for any Reimbursable Expenses incurred by AMD in providing the Services.

10.11 Proration. All periodic Fees under this Agreement are to be computed on a fiscal month basis and shall be prorated on a per diem basis for any partial month.

10.12 Audits. Spansion shall be entitled to appoint an auditor reasonably acceptable to AMD to audit the security standards and disaster recovery methods used by AMD herein solely as they apply to protection of Spansion Data, whether the Fees and Services have been allocated to Spansion as required by Section 4.1, the cost allocation methodologies used by AMD to calculate the Fees, the allocation of Fees and Pass Through Expenses, and to otherwise verify the accuracy of the Fees and expenses that AMD charges Spansion for provision of Services and Systems under this Agreement. Spansion may conduct one such audit annually upon reasonable advance written notice to AMD delivered through the AMD Services Advisor. AMD agrees to provide such auditor with access to all data, records, reports, resources, facilities and personnel necessary to enable the auditor to conduct appropriate audits of the issues set forth above. The auditor shall promptly report any discrepancies in writing to Spansion, with a copy to the AMD Services Advisor and the Fujitsu Services Advisor. Any copies provided to the Fujitsu Services Advisor shall only include the results of the auditor’s analysis and shall be deemed the Confidential Information of Spansion. Any discrepancy discovered shall be promptly rectified as part of the next quarter’s budget reconciliation process, whether such discrepancy resulted in an overpayment or underpayment of Fees. All such audits shall be at Spansion’s expense. AMD agrees to retain all pertinent records to justify its allocation of Fees and costs to Spansion for a period of two (2) years after provision of the applicable Service. In addition, in the event AMD conducts an audit (either by itself or through an independent auditor) of a third party providing any Services (or any part thereof), AMD shall make all such audit results available to Spansion promptly upon AMD’s receipt thereof (and shall pass on to Spansion any adjustment pursuant to the budget reconciliation process).

11.	TAXES

11.1 General. Except as specifically set forth in this Section 11, the Fees paid to AMD are exclusive of any applicable sales, use, gross receipts, excise, value-added, personal property, services or other Taxes (other than withholding taxes) (“Transaction Taxes”) attributable to periods on or after the Effective Date. In the event that Spansion is prohibited by law from making any payment of Fees unless withholding taxes are deducted or withheld therefrom, then Spansion shall deduct such amounts as are necessary and pay the net amount to AMD after such deduction or withholding. Spansion shall promptly furnish AMD with a copy of an official tax receipt or other appropriate evidence of any withholding taxes imposed on payments made under this Agreement. As part of this Agreement, Spansion shall issue AMD such valid tax exemption certificate(s) for the various state and local taxing authorities as Spansion may legally issue and AMD may legally and reasonably request to cover Transaction Taxes legally imposed upon the transactions arising out of this Agreement. In the event that a Transaction Tax is assessed against AMD on the provision of the Services by AMD to Spansion or on the Fees, however levied or assessed, Spansion shall reimburse AMD for or provide acceptable proof that Spansion has paid said amounts directly to the appropriate taxing authority. Spansion shall accrue and pay the appropriate amount of Taxes due to any state or local taxing authority for Transaction Taxes. Spansion will be responsible for the proper reporting of Transaction Taxes to the taxing authorities, and any charges associated with such filings, including but not limited to, interest or penalties due to the taxing authorities. AMD and Spansion agree to mutually cooperate in a reasonable manner for the purpose of minimizing all Transaction Taxes that are to be paid directly or indirectly by Spansion. AMD grants Spansion the right to pursue a separate action against any governmental unit which asserts Transaction Taxes and AMD agrees to cooperate in a reasonable manner with Spansion if such action is taken.

11.2 Confidentiality; Disclosure to Taxing Authorities. Notwithstanding anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the Parties hereto are parties or by which they are bound, each Party shall be permitted to disclose the tax treatment and tax structure of the transactions contemplated hereby (and any related transactions or arrangements). This permission to disclose includes the ability of each Party to consult, without limitation of any kind, any tax advisor regarding the tax treatment or tax structure of the transactions contemplated hereby (and any related transactions or arrangements). This provision is intended to comply with Section 1.6011-4(b)(3)(ii)(B) of the Treasury Regulations and shall be interpreted consistently therewith. Each Party acknowledges that this written authorization does not constitute a waiver by any Party of any privilege held by such Party pursuant to the attorney-client privilege or the confidentiality privilege of Code Section 7525(a).

11.3 Other Taxes. Spansion and AMD shall each bear sole responsibility for franchise and privilege taxes on its business, taxes based on its net income, and employment taxes with respect to its employees.

11.4 New Equipment. Spansion shall bear sole responsibility for all sales, use, gross receipts, excise, value-added or personal property taxes attributable to New Equipment and any third party maintenance thereon procured by AMD on behalf of Spansion (with the consent of Spansion in connection with the Change Order Procedures) in connection with AMD’s performance of Services under this Agreement (provided Spansion obtains unencumbered title to such equipment). With respect to any Software to be delivered to Spansion within the State of California, for so long as there is a tax benefit to Spansion in the delivery methods hereinafter described, AMD shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause any third party vendor to, deliver any Software by means that minimize the tax attributable to the delivery of such Software to Spansion.

11.5 Cooperation. Spansion and AMD shall cooperate to segregate the Fees into the following separate payment categories: (a) those for taxable Services; and (b) those for nontaxable Services.

11.6 Invoices. For any Taxes that AMD is entitled to collect from Spansion hereunder for remittance to the applicable Governmental Authority, AMD shall separately state the amount of such Taxes on its invoice. If AMD fails to timely comply with the foregoing obligation, AMD shall be responsible for any resulting noncompliance with Law.

12.	PROPRIETARY RIGHTS.

12.1 In General. The terms, conditions and license rights regarding AMD’s Licensed Parent Software used in the provision or receipt of Services hereunder shall be governed by the Intellectual Property Contribution and Ancillary Matters Agreement.

12.2 Other Software. The license of Other Software will be agreed upon by the Parties pursuant to the Change Control Procedures, as a Special Project, or as part of the Annual Budget Process. At such time, the Parties will agree whether the Other Software will be licensed by AMD and sublicensed to Spansion, or whether Spansion will obtain the license to the Other Software directly with sufficient rights for AMD to use the Other Software on Spansion’s behalf. If licensed by AMD, Spansion will bear any associated license and maintenance fees as either a Pass-Through Expense or as part of the Fees, except to the extent already included as a Fee or Pass-Through Expense, in which case AMD shall itself bear such expense and not charge Spansion therefor. In the event Spansion must pay license fees for Other Software directly, and such fees are included in the Fees or Pass-Through Expenses, AMD shall reimburse Spansion for such amount, due within ninety (90) days of Spansion’s notification to AMD thereof.

12.3 Developed Software and Work Product. All Developed Software and Work Product created pursuant to AMD’s performance of Special Projects shall be owned by AMD unless expressly agreed in advance to the contrary. If any ownership of Developed Software or Work Product is assigned to Spansion, such assignment will be subject to AMD’s right in its Background Technology and to a grant-back license to AMD.

13.	CONFIDENTIALITY

13.1 Obligations. The Parties acknowledge and agree that all proprietary or nonpublic information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, directly or indirectly, which information is (a) marked as “proprietary” or “confidential” or, if disclosed orally, is designated as confidential or proprietary at the time of disclosure and reduced in writing or other tangible (including electronic) form that includes a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure, or (b) provided under circumstances reasonably indicating that it constitutes confidential and proprietary information, constitutes the confidential and proprietary information of the Disclosing Party (“Confidential Information”). The Receiving Party may disclose Confidential Information only to those employees who have a need to know such Confidential Information and who are bound to retain the confidentiality thereof under provisions (including provisions relating to nonuse and nondisclosure) no less restrictive than those required by the Receiving Party for its own confidential information. The Receiving Party shall, and shall cause its employees to, retain in confidence and not disclose to any third party (including any of its sub-contractors) any Confidential Information without the Disclosing Party’s express prior written consent, and the Receiving Party shall not use such Confidential Information except to exercise the rights and perform its obligations under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same procedures and degree of care which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. The Receiving Party shall be fully responsible for compliance by its employees with the foregoing, and any act or omission of an employee of the Receiving Party shall constitute an act or omission of the Receiving Party. The confidentiality obligations set forth in this Section 13.1 shall apply and continue, with regard to all Confidential Information disclosed hereunder, during the Term and for a period of ten (10) years from the date of termination of this Agreement.

13.2 Exceptions. Notwithstanding the foregoing, Confidential Information will not include information that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality to the Disclosing Party or any third party, at the time of disclosure hereunder, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party hereunder; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the Receiving Party in breach of this Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by an Entity or person other than the Disclosing Party not subject to any duty of confidentiality with respect thereto; or (e) was developed by the Receiving Party without reference to any Confidential Information disclosed by the Disclosing Party, as evidenced by the Receiving Party’s tangible (including written or electronic) records in existence at such time.

13.3 Confidentiality of Agreement; Publicity. Each Party agrees that the terms and conditions of this Agreement shall be treated as Confidential Information and that no reference shall be made thereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except (a) as required by Applicable Law, provided that in the case of any filing with a Governmental Authority that would result in public disclosure of the terms hereof, the Parties shall mutually cooperate to limit the scope of public disclosure to the greatest extent possible, (b) to its accountants, banks, financing sources, lawyers and other professional advisors, provided that such parties undertake in writing (or are otherwise bound by rules of professional conduct) to keep such information strictly confidential, (c) in connection with the enforcement of this Agreement, or (d) pursuant to agreed joint press releases prepared in good faith. The Parties will consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated hereby.

14.	REPRESENTATIONS AND WARRANTIES.

14.1 Services. AMD represents and warrants that it will perform the Services in a workmanlike and reasonable manner.

14.2 DISCLAIMER. EXCEPT AS SPECIFIED IN THIS SECTION 14, NEITHER SPANSION NOR AMD MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE SERVICES OR THE SYSTEMS AND EACH EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE.

15.	DISPUTE RESOLUTION

15.1 The Parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved first in accordance with any dispute escalation procedures set forth in Section 6.5 above, and, to the extent not resolved after such procedures, in accordance with the dispute resolution procedure set forth in Schedule A attached hereto.

16.	TERMINATION

16.1 Service Termination. If AMD has failed to comply with the applicable Service Levels for a particular Service and has failed to rectify its performance failure pursuant to the procedures set forth in Section 6 above, then Spansion may terminate AMD’s provision of such Service after sixty (60) days have elapsed since initial notification and no cure has successfully been implemented and Spansion either perform such Service itself or obtain the services of a third party. The Fees will be adjusted accordingly. Notwithstanding the foregoing, if the Service at issue is an Enterprise Service, then Spansion may not terminate such Service for a period of ninety (90) days without adequate cure following initial notice of material breach. In the event of a termination of an Enterprise Service, the Parties agree to work together to mitigate the effect on other Services provided by AMD.

16.2 Termination for Cause.

(a) If AMD defaults in the performance of any of its material obligations under this Agreement, and does not cure such default within ninety (90) days after receipt of a notice of default from Spansion, then Spansion may, without limiting Spansion’s other rights or remedies under this Agreement, by giving notice to AMD, terminate this Agreement, in whole or in affected part, as of the termination date specified in the notice.

(b) If Spansion fails to make payments due to AMD under this Agreement and does not cure such default within ninety (90) days after receipt of a notice of default from AMD, then AMD may, by giving notice to Spansion, terminate this Agreement in its entirety as of the termination date specified in the notice of default.

16.3 Termination Assistance Services. AMD shall, upon Spansion’s request during the Termination Assistance Period, provide the Termination Assistance Services for (a) the Fees attributable to the Services received by Spansion pursuant to the termination plan, and (b) for the Termination Assistance Services other than continued provision of the Services, at the applicable Spansion T&M Rates. After the expiration of the Termination Assistance Period, (y) AMD shall provide consulting services to Spansion regarding the Services on an “as requested” basis at the Spansion T&M Rates and (z) each Party shall deliver to the other Party any remaining reports, documentation and materials still in its possession and owned by the other Party, other than reports, documentation and materials licensed to the Party possessing the same after the expiration or termination of this Agreement in accordance with the terms of this Agreement.

16.4 Exit Rights For Agreement Termination or Expiration. Upon the later of the expiration or termination of this Agreement and the last day of the Termination Assistance Period (the “End Date”):

(a) Upon Spansion’s request, with respect to (i) any agreements for maintenance, disaster recovery services, or other third party services, or any AMD Systems leased by AMD and being used by AMD or AMD Agents solely to provide the Services as of the End Date and (ii) the Assigned Agreements then in effect, AMD shall, and shall cause AMD Agents to, transfer or assign such agreements to Spansion or Spansion’s designees, on terms and conditions acceptable to all applicable parties. If AMD cannot make such transfer after the exercise of reasonable efforts to do so, AMD shall provide to Spansion at Spansion’s expense equivalent and sufficient rights in replacement of the agreements that cannot be transferred. The applicable assignment and assumption agreement governing such transfer or assignment shall include an indemnity by Spansion protecting AMD from any liability under such third-party agreements arising after the date of transfer or assignment thereof to the extent AMD is not otherwise released from liability. Upon Spansion’s request, AMD will assist Spansion in obtaining directly from third parties any third party services for which Spansion does not elect to assume the applicable third party agreements.

(b) Upon Spansion’s request, AMD shall sell to Spansion or its designee, on an “as is, where is basis,” (i) the AMD Systems (other than AMD Systems leased by AMD) being used by AMD or AMD Agents solely to perform the Services as of the End Date and (ii) any assets transferred by Spansion to AMD or AMD Agents, free and clear of all liens, security interests or other encumbrances at the lesser of the fair market value, as shall be determined by an agreed-upon appraiser, or book value. AMD shall also furnish to Spansion all user and other documentation in its possession that relates to such Systems.

Where any of the foregoing rights may be requested by Spansion, Spansion may request such rights on or before the End Date, but not after the End Date.

16.5 Survival. Sections 10, 11, 13, 14, 15, 16.4, 16.5, 17, and 18 shall survive any termination or expiration of this Agreement.

17.	DAMAGES

17.1 Consequential Damages. Except for breaches of confidentiality obligations, in no event will either Spansion or AMD be liable for, nor shall the measure of damages include, any damages for lost profits, lost income or lost revenue, or for any indirect, incidental, special, or consequential damages, arising out of or relating to its performance or failure to perform under this Agreement, whether based on an action or claim in contract, equity, negligence or otherwise, and even if advised of the possibility of such damages.

17.2 Direct Damages. Each of the Parties shall be liable to the other for any direct damages arising out of or relating to its performance or failure to perform under this Agreement; provided, however, that the liability of Spansion and AMD, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for all events, acts or omissions shall not exceed, in the aggregate, an amount equal to the amounts paid under this Agreement during the twelve (12) months preceding the claim.

17.3 Basis of the Bargain. Each Party acknowledges that the foregoing limitations are an essential element of the Agreement between the Parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

18.	MISCELLANEOUS PROVISIONS.

18.1 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. Neither Party will bind, or attempt to bind, the other Party hereto to any contract or other obligation, and neither Party will represent to any third party that it is authorized to act on behalf of the other Party to this Agreement.

18.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction and without regard to the United Nations Convention on Contracts for the International Sale of Goods).

18.3 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

18.4 Successors and Assigns. Except as expressly provided herein, the rights and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by a Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

18.5 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supercede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter. Except as expressly provided otherwise herein, this Agreement may not be altered except by a written instrument signed by authorized legal representatives of both Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this

Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

18.6 Notices and Other Communications. All notices required or permitted under this Agreement shall reference this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to Spansion:

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, CA 94088

Attention: General Counsel

Telephone: (408 962-2500

Facsimile: (408) 774-7443

If to AMD:

Advanced MicroDevices, Inc.

One AMD Place M/S 150

P.O. Box 3453

Sunnyvale, CA 94086

Attention: General Counsel

Telephone: (408) 749-2400

Facsimile: (408) 774-7399

If to Fujitsu:

Fujitsu Limited

Akiruno Technology Center

50 Fuchigami, Akiruno

Tokyo, 197-0833, Japan

Attention: General Manager

          Device Business Systems Div.

          Corporate IT Group

Telephone: +81-42-532-1373

Facsimile: +81-42-532-2403

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 18.6.

18.7 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

18.8 Severability. If any provision in this Agreement will be found or be held to be invalid or unenforceable, then the meaning of said provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

18.9 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and the Parties do not intend to confer third party beneficiary rights upon any other Entity or person. However, notwithstanding the foregoing, Fujitsu shall be deemed a third party beneficiary to the rights of the Fujitsu Services Advisor herein and to Fujitsu’s rights under Sections 3.5, 3.6 and 3.7(b), and Fujitsu shall have the right to directly enforce such rights against AMD and/or Spansion for so long as those rights exist.

18.10 Construction. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

18.11 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

18.12 Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise.

[Signature page follows]

IN WITNESS WHEREOF, each of Spansion and AMD has caused this Agreement to be signed and delivered by its duly authorized representative.

Spansion Inc.

By:
Name:
Title:

Advanced Micro Devices, Inc.

By:
Name:
Title:

EXHIBIT 1

DEFINITIONS

“Affiliate” of a person or Entity means any other person or Entity which, directly or indirectly, controls, is controlled by, or is under common control with, such person or Entity. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person or Entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or Entity, whether through the ownership of voting securities, by contract or otherwise. A person or Entity shall be deemed an Affiliate of another person or Entity only so long as such control relationship exists. Notwithstanding the foregoing, neither Spansion nor any of its directly or indirectly majority owned subsidiaries (whether organized as corporations, limited liability companies or other legal entity) shall be deemed to be an Affiliate of AMD, except to the extent expressly provided in this Agreement.

“Aggregate Ownership Interest” has the meaning set forth in Spansion’s Certificate of Incorporation.

“AMD Agents” means the agents, subcontractors, and representatives of AMD, including AMD Affiliates.

“AMD Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to (a) allow AMD and AMD Agents to use, in providing Services during the Term and the Termination Assistance Period, in accordance with the terms of this Agreement (i) any AMD Software, (ii) any assets owned or leased by AMD (including the AMD Systems), and (iii) any third-party services retained by AMD to provide the Services; and (b) allow Spansion to access, during the Term and thereafter, the AMD Software.

“AMD Infrastructure” means, collectively the AMD methodologies, processes, Systems and Software that AMD uses in its own business to provide the Services or equivalent services within AMD or by AMD to its business units, Affiliates or subsidiaries, as well as the associated telecommunications infrastructure and technical environment at the AMD Service Locations.

“AMD Personnel” means the personnel of AMD and AMD Agents who provide the Services.

“AMD Service Location(s)” means any AMD service location and any other service location owned, leased, or operated by AMD, or used by AMD with the consent of a third party other than Spansion, from which AMD provides Services.

“Background Technology” means any patents, trade secrets, copyright rights, trademark rights, service mark rights, mask work rights and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction in any and all media which is (a) owned by AMD as of the Effective Date or (b) conceived, developed, written, or otherwise created or acquired by AMD on or after the Effective Date.

“Change(s)” means any material change to (a) the Services, (b) the Software used to provide the Services, (c) the Systems used to provide the Services, or (d) the technical environment of the Services that, in each case, would materially alter the service content, scope, or performance standards of the Services, or materially alter the cost to Spansion of the Services. Examples of Changes would include replacing a Software application from one vendor with that from another vendor, but not day-to-day operational issues normally handled by IT staff in the routine performance of their activities, such as implementing a software patch to correct a Software error, or updating a field in an application.

“Consents” means, collectively, the Spansion Consents and AMD Consents.

“Contract Year” means June 30, 2003 to December 28, 2003, and thereafter each fiscal year during the remainder of the Initial Term.

“Developed Software” means any Software, modifications or enhancements to Software, and Related Documentation, developed pursuant to this Agreement by or on behalf of (a) AMD, (b) AMD Agents, (c) AMD and/or AMD Agents and Spansion and/or Spansion Agents jointly, or (d) AMD and/or AMD Agents and Spansion and/or Spansion Agents jointly.

“Effective Date” means June 30, 2003.

“Entity” means a corporation, partnership, limited liability company, or other enterprise, association, organization, or entity.

“Fees” means the fees for the Services set forth in Exhibit 10, but not any Assigned Agreement Fees and Managed Agreement Fees.

“Fujitsu” means Fujitsu limited, a company organized under the laws of Japan.

“Governmental Approvals” means all licenses, consents, permits, approvals and authorizations of any Governmental Authority, or any notice to any Governmental Authority, the granting of which is required by Law, for the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” means any Federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

“Intellectual Property Contribution and Ancillary Matters Agreement” means that certain Amended and Restated Intellectual Property Contribution and Ancillary Matters Agreement, dated as of                     , 2005, by and among AMD, AMD Investments, Inc., a Delaware corporation, Fujitsu and Spansion.

“Law” means any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority.

“Licensed Parent Software” has the meaning set forth in the Intellectual Property Contribution and Ancillary Matters Agreement.

“Managed Agreement Invoice(s)” means any invoice submitted by third parties in connection with the Managed Agreements.

“Measurement Period” means the period over which performance against a Service Level will be measured, as set forth in the applicable Exhibit.

“New Equipment” means any Systems obtained by AMD on behalf of Spansion, as requested by Spansion pursuant to the procurement provisions of Exhibit 4.1.

“Other Software” means all Software which is used by AMD in the provision of the Services, or Software used by Spansion in the receipt of the Services, excluding any AMD Licensed Parent Software.

“Pass-Through Expenses” shall mean the expenses for telephone services, and allocated costs (in conformity with Section 10.7 of the Agreement) for report distributions to Spansion which are listed in Exhibit 10.3, and for any other expenses which Spansion has agreed in advance to be financially responsible, in accordance with Section 10.3 of this Agreement.

“Reimbursable Expenses” means reasonable out-of-pocket travel and travel-related expenses reasonably agreeable to Spansion and to the extent such expenses are reimbursable under the expense reimbursement policy attached to Exhibit 10.

“Related Documentation” means, with respect to Software and Systems, all materials, documentation, specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describe the function and use of such Software or Systems, as applicable.

“Service Location(s)” means any Spansion Service Location or AMD Service Location, or both, as applicable.

“Services” has the meaning set forth in Section 4.1.

“Software” means the executable code and, if applicable and supplied by AMD, source code, versions of any applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and Related Documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.

“Spansion Agents” means the agents, employees, contractors, and representatives of Spansion, other than AMD and AMD Agents.

“Spansion Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow (a) AMD and AMD Agents to use in providing Services during the Term and Termination Assistance Period in accordance with the terms of this Agreement (i) Spansion owned and leased assets (including the Spansion Systems), (ii) Spansion facilities, (iii) the services provided for the benefit of Spansion under Spansion’s third party service contracts, (iv) the Spansion Software, and (v) Spansion third party Software; (b) AMD to manage and administer the Managed Agreements pursuant to Section 9.3; and (c) Spansion to assign to AMD the Assigned Agreements.

“Spansion Data” means all data and information (i) submitted to AMD or AMD Agents by Spansion, or (ii) otherwise obtained by AMD or AMD Agents from Spansion pursuant to the performance of the Services.

“Spansion Service Location(s)” means any Spansion service location identified in Exhibit 7.1 and any other service location requested or approved by Spansion (but excluding AMD Service Locations).

“Spansion Software” means Software owned or licensed by Spansion for which Spansion has the right to provide access to AMD for provision of the Services without incurring additional costs.

“Spansion System” means a System owned by Spansion and used by or on behalf of Spansion.

“Spansion Third Party Contracts” means the Managed Agreements and the Assigned Agreements, collectively.

“Special Project” means any service that is outside the scope of the Services generally provided by AMD and listed on Exhibit 4.1.

“Special Project Fees” means the fees for a Special Project agreed upon by the Parties.

“Systems” means computers and related equipment, including central processing units and other processors, controllers, modems, communications and telecommunications equipment (voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data, as well as any Software installed on such machines.

“Tax” or “Taxes” means all taxes, levies, imposts and fees imposed by any Governmental Authority (domestic or foreign) of any nature including but not limited to federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Term” means the Initial Term and the Extension Periods (if any).

“Termination Assistance Period” means a period of time designated by Spansion, commencing on the earlier of (i) the date six (6) months prior to the expiration of the Term or such earlier date as Spansion may request and (ii) the date of notice by either Party that there will be a termination of this Agreement and, in the case of each of clause (i) and (ii), continuing for up to twelve (12) months after the effective date of expiration or termination of this Agreement; in the case of each of clause (i) and (ii), during which AMD shall provide the Termination Assistance Services in accordance with Section 16.

“Termination Assistance Services” means (a) the Services being performed (and required under this Agreement to be performed) by AMD as of the date of expiration or termination of this Agreement, to the extent Spansion requests such Services during the applicable Termination Assistance Period; (b) AMD’s cooperation with Spansion, or another service provider designated by Spansion in the transfer of the Services (or portion thereof, as applicable) to Spansion or such other service provider in order to facilitate the smooth and orderly transition of the Services (or portion thereof, as applicable) to Spansion or such other service provider; (c) AMD developing, with the cooperation of Spansion, and subject to the approval of Spansion, a plan for the smooth and orderly transition of the performance of the Services (or portion thereof, as applicable) from AMD to Spansion or to a third party designated by Spansion; (d) AMD providing reasonable training for personnel of Spansion or Spansion’s designee in the performance of the Services then being transitioned to Spansion; and (e) AMD performing the other services, functions, and responsibilities described in Section 16.

“Work Product” means literary work or other works of authorship created under this Agreement, including manuals, training materials, reports, deliverables, and documentation, but excluding Software and Related Documentation.

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